Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Jeremy Brock
Chief Financial Officer
Electromed, Inc.
952-758-9299
investorrelations@electromed.com

Electromed, Inc. Reports Higher First Quarter Revenues and Operating Income

Operating Income Increased 47%

New Prague, Minnesota – November 10, 2015 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for its first quarter ended September 30, 2015.

Net revenues for the first quarter of fiscal 2016 were $5.0 million, a 4.8% increase compared to the first quarter of fiscal 2015. Growth in total net revenues was attributable to strong results in the home care market where revenue increased by approximately 12.3%, or $0.5 million, compared to the same period of fiscal 2015. Home care sales increased due to a higher number of approvals and higher average selling price from third party payers, such as insurance companies, Medicare and Medicaid, for the Company’s Smartvest® products.

The Company reported net income of $341,000, or $0.04 cents per basic and diluted share, for the first quarter of fiscal 2016, compared to $378,000, or $0.05 per basic and diluted share, for the same period of fiscal 2015. The decrease in net income was primarily the result of recording current tax expense in fiscal 2016, mostly offset by increased revenue and reductions in cost of goods sold expenses year over year. The first quarter of fiscal 2015 benefitted from the Company’s use of its tax loss carryforwards, combined with a valuation allowance on net deferred tax assets, which eliminated income tax expense. In the first quarter of fiscal 2016, the Company reported income tax expense of $224,000. Net income before income tax expense rose $187,000 or 49.6%, compared to the first quarter of the prior fiscal year.

Gross margins in the first quarter of fiscal 2016 were 77.2%, up from 69.1% in the first quarter of fiscal 2015. The increase in gross profit percentage resulted primarily from the increase in domestic home care revenue The increase in gross profit dollars resulted from the increase in domestic home care revenue at higher average selling price and greater referral to approval percentage, as compared with the prior year, along with lower manufacturing costs due to the decrease in our manufacturing costs of the Smartvest SQL. Operating expenses, which include selling, general and administrative as well as research and development expenses, in the first quarter of fiscal 2016, were $3.3 million or 65.5% of revenue compared with $2.9 million or 60.7% of revenue in the same period of the prior year. The increase was due to a combination of additional employees in our sales and sales support departments, consulting fees associated with information technology improvements and outsourcing certain IT services.

Commenting on the first quarter results, Kathleen Skarvan, President and Chief Executive Officer of the Company said, “The Company continues to make steady gains and I’m particularly pleased with margin performance and pretax income growth. While showing positive trends, revenue growth as compared to the prior quarter was affected by the timing of some referrals and approvals from third party payers. We estimate continued revenue growth in fiscal 2016 as the addition of sales resources provides a larger and more diverse base of sales opportunities. Quarterly revenues may fluctuate though based on the referral mix of payers. I am very pleased with the improvement in gross margin we reported as it reflects higher average selling price from third party payers in our home care and the progress we have made in lowering the manufacturing cost of our newest generation device, Smartvest SQL. Sales and marketing expenses grew as planned. Overall, it was a solid quarter that continues momentum we have worked hard to create and we will look to build on that momentum as fiscal 2016 progresses.”

Electromed, Inc.

Results for the Three Months Ended September 30, 2015

About Electromed, Inc.

Electromed, Inc. develops, manufactures, markets, and sells innovative products that provide airway clearance therapy, including the Smartvest® Airway Clearance System and related products, to patients with compromised pulmonary function with a commitment to excellence and compassionate service. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and planned expenses. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

-more-

Electromed, Inc.
Condensed Balance Sheets

	September 30, 2015	June 30, 2015
	(Unaudited)
Assets
Current Assets
Cash	$3,782,977	$3,598,240
Accounts receivable (net of allowances for doubtful accounts of $45,000)	6,457,302	6,518,816
Inventories	2,155,305	2,072,108
Prepaid expenses and other current assets	501,036	397,833
Total current assets	12,896,620	12,586,997
Property and equipment, net	3,571,833	3,635,516
Finite-life intangible assets, net	975,149	999,842
Other assets	181,762	182,699
Total assets	$17,625,364	$17,405,054

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$49,409	$48,749
Accounts payable	522,011	538,518
Accrued compensation	501,135	700,370
Income tax payable	147,181	122,657
Warranty reserve	630,000	660,000
Other accrued liabilities	282,258	208,983
Total current liabilities	2,131,994	2,279,277
Long-term debt, less current maturities	1,189,928	1,202,446
Total liabilities	3,321,922	3,481,723

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,163,857 and 8,133,857 issued and outstanding at September 30, 2015 and June 30, 2015, respectively	81,639	81,339
Additional paid-in capital	13,366,169	13,327,320
Retained earnings	855,634	514,672
Total shareholders’ equity	14,303,442	13,923,331
Total liabilities and shareholders’ equity	$17,625,364	$17,405,054

Electromed, Inc.
Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2015	2014
Net revenues	$5,001,188	$4,770,539
Cost of revenues	1,141,758	1,475,797
Gross profit	3,859,430	3,294,742

Operating expenses
Selling, general and administrative	3,232,719	2,821,495
Research and development	41,543	75,265
Total operating expenses	3,274,262	2,896,760
Operating income	585,168	397,982

Interest expense, net of interest income of $624 and $1,212 respectively	20,206	20,453
Net income before income taxes	564,962	377,529

Income tax expense	(224,000)	—
Net income	$340,962	$377,529

Income per share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05

Weighted-average common shares outstanding:
Basic	8,133,857	8,114,252
Diluted	8,173,684	8,114,252

Electromed, Inc.
Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2015	2014
Cash Flows From Operating Activities
Net income	$340,962	$377,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	154,849	155,341
Amortization of finite-life intangible assets	30,674	30,892
Amortization of debt issuance costs	4,664	4,942
Share-based compensation expense	39,149	15,089
Loss on disposal of property and equipment and intangibles assets	24,965	18,824
Changes in operating assets and liabilities:
Accounts receivable	61,514	125,578
Inventories	(67,144)	(7,702)
Prepaid expenses and other assets	(106,930)	(80,750)
Accounts payable and accrued liabilities	(171,273)	314,901
Net cash provided by operating activities	311,430	954,644

Cash Flows From Investing Activities
Expenditures for property and equipment	(101,006)	(156,669)
Expenditures for finite-life intangible assets	(13,829)	(9,320)
Net cash used in investing activities	(114,835)	(165,989)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(11,858)	(11,231)
Net increase in cash	184,737	777,424
Cash
Beginning of period	3,598,240	1,502,702
End of period	$3,782,977	$2,280,126